EXHIBIT 99.1

Wits Basin Receives Further Extension to Purchase the
Bates-Hunter Gold Mine

Minneapolis, Minnesota, January 18, 2006 - Wits Basin Precious Minerals Inc. (OTCBB: WITM) holds an option to purchase certain assets of the Hunter Gold Mining Corporation (a corporation incorporated under the laws of British Columbia, Canada), including the Bates-Hunter Gold Mine and the Golden Gilpin Mill located in Central City, Colorado. Wits Basin had until December 31, 2005 to complete certain obligations required in maintaining it rights under the option. Wits Basin received additional requirements from Hunter Gold Mining Corporation in order to maintain its rights under the option and allow for uninterrupted continuity of its rights held as of December 31, 2005. The Company has executed an amendment to the option and has received an extension until November 30, 2006 in order to make its purchase and furthermore agreed that the purchase price will be denominated in Canadian Dollars, with a stated purchase price of Cdn$4.6 million.

Additional Samples and Continued Rehabilitation
Additional samples have been taken and are in route to the assay lab for analysis. The samples are from the surface and from the 130 foot sublevel (both needed for continued development of the 3-D vein mapping). The Company expects sample results within the next few weeks. De-watering continues past the 162 foot mark, which should allow for inspection of the 151 foot drifts. The inspection of both the east and west drifts will proceed once the old workings are deemed safe by the engineers.

About Wits Basin Precious Minerals Inc.
We are a minerals exploration and development company holding interests in four exploration projects and currently do not claim to have any mineral reserves on any project. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "WITM." To find out more about Wits Basin Precious Minerals Inc. (OTCBB: WITM) visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors
Certain statements contained in this press release are forward-looking in nature and are based on the current beliefs and assumptions of our management. Words like "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," and similar expressions and their variants may be used to identify forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes.

The exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves and mineral resources in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves and mineral resources already discovered and recovered by others in the same region of the planned areas of exploration.

The cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-KSB, quarterly reports on Form 10-QSB and reports on Form 8-K.

Contact Information:
Wits Basin Precious Minerals Inc.
Stephen King, Director - (612) 490-3419 or Vance White, CEO - (866) 214-WITM(9486)